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                                                                       EXHIBIT A

                                  ConSil Corp.
                           Suite 500 - 625 Howe Street
                         Vancouver, B.C.  V6C 2T6 Canada
                            604/331-0844 - Telephone
                               604/331-0845 - Fax

                                  NEWS RELEASE
                                  ------------

                            CONSIL CALLED FOR TRADING
                         ON THE VANCOUVER STOCK EXCHANGE
                         -------------------------------

                                     (CS-V)


April 2, 1996

ConSil Corp. ("ConSil") is pleased to announce it has been accepted for trading on the Vancouver Stock Exchange, with the symbol "CS". The Company is engaged in exploration and development of silver mining opportunities in Mexico, with two projects, Sombrerete and Ojo Caliente, in a growing portfolio.

The Sombrerete project is a mine and mill complex with a history dating to 1555. It has produced almost continuously, most recently until 1991, when it was forced to close because of depressed silver prices and high Mexican inflation. Estimated total production from two parallel veins is 180 million ounces of silver at an estimated average grade of 700 gpt (23 oz/ton) silver plus 1.5 gpt gold, 5.5% zinc and 3.5% lead. ConSil has an option to purchase a 100% interest in the mineral rights, mining equipment and 400 tpd mill for US$1 million over three years, subject to a 4% NSR which can be bought down to 2% for an additional US$1 million payment. Historic mining has been along 4 km. of the veins which are known to exist for over 6 km. Immediate potential is a new shoot, 15 m wide and 100 m long which was being developed 350 m below surface when the mine was shut down. This potential new zone has not been explored between the developed level and surface, the interval where the bonanza grades would be expected in this epithermal vein deposit. This will be the first priority target in ConSil's proposed Stage I surface diamond drill program, budgeted at US$450,000. Numerous other exploration targets will be examined, including the strike extensions of the main structures to the northwest, a fault offset of one of the veins to the south, as well as parallel veins to the south and east of the mine. A pre-feasibility study will be carried out concurrently with the drill program. Ralph Noyes, ConSil's Chairman, said "This mine and district represent a great opportunity to discover new bonanza ore bodies, both on known veins and on other prominent targets".

The Company's second project, Ojo Caliente, is an early stage exploration project which is a geological look-alike to the Zacatecas camp, 40 km. to the northwest, which has produced over 600 million oz. silver over its 450 year history. At Ojo Caliente, a small amount of historical production, some dating to the colonial period, is in evidence from several of the known veins on the property. However, unlike Zacatecas, the topography here is





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relatively flat, with minimal bedrock exposure. Geological  indications are that erosion here is not as deep as at Zacatecas and that the bonanza silver mineralization, if it is present, would occur below the presently exposed surface. ConSil has carried out geological, geochemical and geophysical surveys
which have  defined a  number of  high priority  drill targets.   Some  of these
targets are below existing surface workings, where development  was limited by a
higher  water  table.   These are  believed to  be  the uppermost  expression of
potential  ore shoots  at depth.   Other targets  are new  structures defined by
geophysical and soil geochemical surveys.    This is the first known application
of modern exploration methods on this 10,000 ha. property. A $500,000 diamond drill program is planned. ConSil can earn a 50% interest and operatorship by spending US$2.5 million over three years.

Ralph Noyes, Chairman of the Board, in a 20 year career in mining has managed several underground precious metal mines, including the construction of a gold mine in Mexico, and was most recently Vice President, Metal Mining for Hecla Mining Company. Gerry Carlson, company President, has over 25 years of experience in mineral exploration world-wide as well as management experience with junior exploration companies.

ConSil, formerly Consolidated Silver Corporation, is an Idaho based corporation formed in 1967 for the exploration and development of the Silver Summit Mine in Idaho. Although the mine has been sold, ConSil retains a 4% NSR on any future production. Hecla Mining Company is a major shareholder. There are currently 9,455,683 shares outstanding, fully diluted.

On Behalf of the Board of Directors



  /s/ Gerald G. Carlson
- -----------------------
Gerald G. Carlson, Ph.D., P.Eng.
President

For further information, please contact:

          Gerry Carlson            Ralph Noyes
          (604) 331-0844           (208) 769-7610



          The Vancouver Stock Exchange neither approves nor disapproves of the information contained in this news release.